FOR IMMEDIATE RELEASE

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION
ANNOUNCES FISCAL YEAR 2005 RESULTS

LINO LAKES, Minnesota, November 16, 2005 - Northern Technologies International Corporation (AMEX: NTI) announced today its operating results for its fiscal year ended August 31, 2005.

NTIC’s North American net sales increased 6.3% during fiscal 2005 as compared to fiscal 2004 primarily as a result of the increase in net sales of React-NTI to its existing customers in North America.

Total net sales of all of the Company’s joint ventures increased 29.6% to $57,167,054 during fiscal 2005 as compared to $44,121,671 during fiscal 2004.  Additionally, the Company recognized increased fee income for such technical and support services in fiscal 2005 as compared to fiscal 2004 as a result of the increase in total net sales of the joint ventures.

The Company’s working capital was $2,697,693 at August 31, 2005, including $327,458 in cash and cash equivalents.

The Company elected not to pay a dividend in fiscal 2006 in order to preserve cash and make investments in future operations.

About Northern Technologies International Corporation

NTIC offers expert technical service in corrosion management and unique technically superior products that prevent corrosion. The products and services primarily include proprietary volatile corrosion inhibiting products and packaging, sold under the brand name ZERUST®. NTIC provides rust and corrosion protection products and custom packaging systems for avionics, automotive, electronics, electrical, mechanical, and military applications.  Additionally, NTIC offers direct on-site technical support on rust and corrosion issues in 46 countries, and operates a marketing, distribution, and technical network through 29 joint ventures in Asia, Europe, and South America.

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION AND SUBSIDIARY

	2005	2004

		(Restated)
NORTH AMERICAN OPERATIONS:
Net sales	$14,816,672	$13,942,271
Cost of sales	8,967,155	7,801,807

Gross profit	5,849,517	6,140,464
Operating expense	5,839,069	6,201,976
NORTH AMERICAN OPERATING INCOME (LOSS)	10,448	(61,512)
INCOME FROM ALL CORPORATE JOINT VENTURES AND HOLDING COMPANIES	1,128,315	1,103,749
INTEREST INCOME	96,282	63,734
INTEREST EXPENSE	(36,090)	—
MINORITY INTEREST	10,326	119,344

INCOME BEFORE INCOME TAX (BENEFIT) EXPENSE	1,209,281	1,225,315
INCOME TAX EXPENSE (BENEFIT)	16,000	189,000

NET INCOME	$1,193,281	$1,036,315
NET INCOME PER COMMON SHARE:	$0.33	$0.29
WEIGHTED AVERAGE COMMON SHARES ASSUMED OUTSTANDING:
Basic	3,584,085	3,610,949

Composite financial information from the audited and unaudited financial statements of NTIC’s joint ventures carried on the equity basis is summarized as follows:

	August 31, 2005	August 31, 2004

Current assets	$22,949,103	$19,560,576
Total assets	30,345,208	25,726,996
Current liabilities	11,263,369	7,332,920
Noncurrent liabilities	2,273,927	2,393,543
Joint ventures’ equity	16,806,617	16,000,580
Northern Technologies International Corporation’s share of Corporate Joint Ventures’ equity	$8,622,361	$7,343,932

	August 31, 2005	August 31, 2004

Net sales	$57,167,054	$44,121,671
Gross profit	26,503,607	21,298,915
Net income	3,714,290	2,958,018
Northern Technologies International Corporation’s share of equity in income of Corporate Joint Ventures	$1,968,777	$1,521,074

For more information, please contact:

Matthew Wolsfeld, CFO, Northern Technologies International Corporation, (651) 784-1250